UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SUSSEX BANCORP

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUSSEX BANCORP

200 Munsonhurst Road
Route 517
Franklin, NJ 07416

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 27, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of the holders of shares of Common Stock (the “Common Stock”) of Sussex Bancorp (the "Company"), the holding company for Sussex Bank (the “Bank”) will be held at the Bank’s Augusta Office in Augusta, New Jersey located at 100 Route 206 on April 27, 2010 at 10 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1	The election of three (3) Directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify; and

2.	To ratify the appointment of ParenteBeard LLC, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010; and

3.     Such other business as shall properly come before the Annual Meeting.

Holders of shares of Common Stock of record at the close of business on March 8, 2010 will be entitled to vote at the Annual Meeting or any postponement or adjournment.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting.  A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donald L. Kovach
Donald L. Kovach
Chairman of the Board

Franklin, New Jersey
March 22, 2010

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2010. Our Proxy Statement and Annual Report to Shareholders are also available on line at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4015338&gkp=203214.

SUSSEX BANCORP
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2010
___________________________________________________________

This Proxy Statement is being furnished to shareholders of Sussex Bancorp in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on April 27, 2010 at 10 a.m., at the Bank’s Augusta Office in Augusta, New Jersey located at 100 Route 206.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed to shareholders on or about March 22, 2010, is solicited by the Board of Directors of Sussex Bancorp (referred to throughout this Proxy Statement as the "Company" or "we"), the holding company for Sussex Bank (the "Bank") in connection with our Annual Meeting of Stockholders that will take place on April 27, 2010.  You are cordially invited to attend the Annual Meeting and are requested to vote on the proposal described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock of the Company as of the close of business on March 8, 2010 will be entitled to vote at the Annual Meeting.  On March 8, 2010, there were outstanding and entitled to vote 3,317,548 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a "record" shareholder of Common Stock (that is, if you hold Common Stock in your own name in the Company's stock records maintained by our transfer agent, American Stock Transfer and Trust Company), you may complete and sign the accompanying proxy card and return it to the Company or deliver it in person.

"Street name" shareholders of Common Stock (that is, shareholders who hold Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date.  You may change your vote either by submitting a proxy card prior to the date of the Annual Meeting or if you are a "record" holder of the Common Stock by voting in person at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

  What vote is required to elect directors?

 The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors.

  What vote is required to ratify the appointment of the independent registered public accountants?

The ratification of the appointment of the independent registered public accountants at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors.  The Board's recommendation is set forth together with the description of each item in this Proxy Statement. The Board recommends a vote FOR management’s nominees to the Board of Directors, and FOR ratification of the appointment of ParenteBeard LLC, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interest of the Company.  At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.  Our Certificate of Incorporation provides for a Board of Directors divided into three (3) classes.  For 2010, there are three (3) nominees for Director.  There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board.  Mr. Labozzetta, who also serves as the President and CEO of the Company and the Bank, and Ms. Caristia were each appointed to the Board of Directors in January 2010.  In September 2009, Mr. Terry Thompson departed from the Sussex Bank Board of Directors, as well as from his position as President and COO of the Bank.  If elected, Mr. Branca, Mr. Labozzetta and Ms. Caristia will each serve until the 2013 Annual Meeting of Stockholders, each until his or her replacement has been duly elected and qualified.  The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

Effective as of the 2010 Annual Meeting, Mr. Irvin Ackerson will take the status as an emeritus member of a Board of Directors of the Company.  Mr. Ackerson was a founding member of the Bank in 1976 and served on the Board of the Bank, and later the Company, each year since that time.  The Company and the Bank are grateful for his years of service, and pleased that Mr. Ackerson’s expertise will be available for consultation from the Board from time to time.

Set forth below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, if any, for all nominees and for those members of our Board whose terms continue beyond the 2010 Annual Meeting.  Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Richard Branca	Director Since 2005	Age 62

Mr. Branca is the Owner and President of Bergen Engineering Company, East Rutherford, New Jersey. He is also the President of Branca Properties, which owns and manages over 1.3 million square feet of office, warehouse and retail space. Mr. Branca also serves as a Principal of Concord Hospitality, an entity which owns or operates over 70 full and select service hotels throughout the United States and Canada.  Mr. Branca’s broad based business experience has provided him with insight and understanding of many of the same issues our small business customers and the Company deal with today, including financial and strategic planning, capital allocation and management development.

Anthony Labozzetta	Director Since 2010	Age 46

Mr. Labozzetta is our President and CEO.  He was previously an Executive Vice President of TD Bank from 2006 to 2010. Prior to joining TD Bank, Mr. Labozzetta served as the Senior Executive Vice President and COO of Interchange Financial Services Corporation until its acquisition by TD Bank in 2006. Mr. Labozzetta also previously served as the Chief Financial Officer of Interchange Financial Services Corporation. He was formerly a certified public accountant with Deloitte & Touche. With more than 24 years of banking experience, including strategic planning and growth, regulatory compliance, investor relations, risk management, mergers and acquisitions and management development, Mr. Labozzetta has extensive and diverse knowledge of the banking business, which will provide valuable insight on many of the present and future challenges facing the Company.

Katherine H. Caristia	Director Since 2010	Age 56

Ms. Caristia is a certified public accountant and currently serves as the Chief Financial Officer of the Jan Group of Companies of Randolph, New Jersey. She was previously the Controller of the Jan Group of Companies. Her accounting and prior business positions have given Ms. Caristia experience in the service, retail and financial sectors. Ms. Caristia’s financial and accounting background allow her to provide insight to the Board on many of the issues the Company must deal with on a daily basis. In addition, Ms. Caristia’s accounting background provides added strength to our Audit Committee.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2009ANNUAL MEETING

Patrick Brady	Director Since 2005	Term Expires 2011	Age 56

Mr. Brady is the CEO of Heath Alliance for Care of Hackettstown, New Jersey, a not for profit corporation providing housing and services for the elderly. Mr. Brady was also formerly a trustee of Cathedral Healthcare Systems.  As a chief executive officer, Mr. Brady has experience in many of the issues the Company deals with, including financial and strategic planning, technology and government relations.

Edward J. Leppert	Director Since 2001	Term Expires 2011	Age 50

Mr. Leppert is a certified public accountant whose firm has been in practice in our trade area since 1986. He serves as our Vice Chairman of the Board, and his accounting experience qualifies him to serve as the Chairman of our Audit Committee. He has been designated as the Company’s “audit committee financial expert” as that term is defined by SEC rules. Mr. Leppert’s knowledge of economic conditions in our local markets is also of great assistance to the Company.

Richard Scott	Director Since 1976	Term Expires 2011	Age 74

Dr. Scott was a founding organizer and director of the Bank, and has served on the Board since the Bank was formed. He is a practicing dentist in Franklin, New Jersey. The Board benefits from his long term knowledge of the Company’s market area and customers.

Mark J. Hontz	Director Since 1998	Term Expires 2012	Age 43

Mr. Hontz is a partner in the Newton, New Jersey based law firm of Hollander, Strelzik, Pasculli, Hinkes, Vandenberg & Hontz, L.L.C. His experience counseling various clients and business entities has given him insight into many of the issues the Company deals with, including risk mitigation and corporate governance.

Donald L Kovach	Director Since 1976	Term Expires 2012	Age 74

Mr. Kovach was a founding organizer and director of the Bank, and has served on the Board since the bank was formed. He was our former Chief Executive Officer, and serves as our Chairman of the Board. His is also formerly a practicing attorney in Franklin, New Jersey. His business and legal experience and background give Mr. Kovach unique insight into all of the components of the Company’s business, including shareholder relations, capital management, loss mitigation, financial and strategic planning, regulatory relations and management planning.

Anthony S. Abbate	Director Since 2007	Term Expires 2012	Age 70

Mr. Abbate is currently retired. He was the President and CEO of Interchange Financial Services Corporation, a publicly traded bank holding company based in Northern New Jersey, from 1981 until 2006, when the Company was acquired by TD Bank. Mr. Abbate also serves on the Board and the Audit Committee of KSP Transportation Partners, L.P., a New York Stock Exchange traded company.  Mr. Abbate’s prior service as the CEO of a publicly traded bank holding company, and his service on the Board of a New York Stock Exchange traded company have given him exposure to different approaches to corporate governance and other key issues. As a career banker, he brings a wealth of industry experience to his service on the Company’s Board.

Timothy Marvil	Director Since 2008	Term Expires 2012	Age 48

The Reverend Marvil is the Chairman of Ames Rubber Corporation of Hamburg, New Jersey. Ames is a technical engineering and manufacturing company of polymer parts and products. He has been employed by Ames since 1984, and is a graduate of Brown University. He is also an ordained minister in the Presbyterian Church (USA). Reverend Marvil’s employment at Ames has provided him with experience in corporate finance, corporate governance and capital allocation, all issues faced by the Company.

No Director of the Company is (or was during the previous 5 years) also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Mr. Abbate, who serves on the Board of Directors of KSP Transportation Partners L.P., a New York Stock exchange traded company.

As a policy, the Company encourages all directors to attend the Company’s annual meeting.  However, Anthony Abbate was unable to attend the 2009 annual meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors and Committees

Meetings of the Board of Directors are held at least five times annually and as needed.  The Board of Directors held seven meetings in the year ended December 31, 2009.  For the year ended December 31, 2009, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the respective Board of Directors and the total number of meetings of committees on which the respective Directors served.

A majority of the board consists of individuals who are “independent” under the listing standards of the Nasdaq Stock Market (Donald L. Kovach and Anthony J. Labozzetta are officers of the Bank and the Company and therefore not independent). The independent board members meet quarterly without any members not meeting the independence standard.

Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to One County Road 560, Sandyston, New Jersey 07826, which correspondence will go directly to the Chairman of the Audit Committee.

Diversity

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. The assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, and an understanding of our market area. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

Board Leadership

Historically, the Company combined the positions of CEO and Board Chairman, with Mr. Donald L. Kovach serving in both capacities. However, with the retention of Mr. Anthony Labozzetta to serve as President and CEO, the Board elected to separate the positions, and Donald L. Kovach continues to serve as Chairman.  The Board believes that this structure is now the most appropriate for the Company because it provides the Board with additional diversity of views on managing the Company and provides the Board with greater independence.  Mr. Kovach has served as Chairman since the Bank was formed, and served as President and CEO from 1996 to 2006. The Board also believes it is important to the continuity of the Company’s business and operations that Mr. Kovach continues to serve as Chairman.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight  to certain Board committees, including the loan and ALCO committees. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Code of Conduct

The Board of Directors has adopted a Code of Conduct governing the Company’s CEO and senior financial officers, as well as the Board of Directors, and officers and employees of the Company, as required by the Sarbanes-Oxley Act and SEC regulations.  Our Code of Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Conduct is available on our website at www.sussexbank.com. We will also provide notice of any waivers from our Code of Conduct through our website.

Committees

The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee.

Nominating and Corporate Governance Committee

The members of the Nominating Committee for 2009 were Edward J. Leppert (Chairman), Patrick Brady (Co-Chairman), Anthony S. Abbate, Irvin Ackerson, Richard Branca, Mark J. Hontz, Timothy Marvil and Richard W. Scott. Each member of the Nominating Committee is independent, as such term is defined in the Nasdaq listing standards.  The purpose of the Committee is to identify qualified individuals to become Board members and officers of the Company, determining the composition of the Board and its committees, developing and implementing a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.  The Committee recommends to the Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election.  The Nominating Committee will consider qualified nominations for directors recommended by shareholders.  All shareholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company.  Recommendations should be sent to One County Road 560, Sandyston, New Jersey 07826.  Any nomination for director should be received by the Secretary on or before December 1, 2010. Nominees should have experience in a senior executive position in a corporate or equivalent organization and have experience in at least one facet of the Company’s business or its major functions.  The Nominating Committee has a written charter, which is available on our website at www.sussexbank.com.

Audit Committee

The Company’s Audit Committee consisted during 2009 of Directors Anthony S. Abbate, Patrick Brady, Richard Branca, Edward J. Leppert (Chairman), and Richard W. Scott.    All Directors who served on the Audit Committee during 2009 are “independent” for purposes of the Nasdaq listing standards and, as required under the Sarbanes-Oxley Act, no member of the Audit Committee receives any form of compensation from the Company, apart from compensation for Board and Committee service.  The Board has determined that Mr. Leppert qualifies as an “audit committee financial expert” as that term is defined by SEC Rules.

In January 2010, the Katherine H. Caristia joined the Audit Committee with the departure of Richard Branca from the Audit Committee.  Ms. Carisitia is “independent” for the purposes of the Nasdaq listing standards and, as required under the Sarbanes-Oxley Act, she does not receive any form of compensation from the Company, apart from compensation for Board and Committee service.

The Audit Committee is responsible for the selection of the independent accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls.  The Audit Committee reviews and accepts the reports of the Company’s independent auditors and regulatory examiners.  The Audit Committee arranges for the Bank's directors' examinations through its independent certified public accountants, evaluates and implements the recommendations of the directors' examinations and interim audits performed by the Bank's internal auditor, receives all reports of examination of the Company and the Bank by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports.  The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company's auditors to the extent permitted by law.  The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.sussexbank.com.  The Audit Committee met five times during 2009.

Audit Committee Report

The Audit Committee meets periodically, and in any event, no less than once per quarter, to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting.  The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, both whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s 2009 audited financial statements with the Company’s officers and ParenteBeard LLC, its independent auditors.  We have discussed with ParenteBeard LLC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  We also have received the written disclosures and letter from ParenteBeard LLC as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and have discussed with representatives of ParenteBeard LLC their independence with regard to all services provided.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on form 10-K for the fiscal year ended December 31, 2009 for filing with the U.S. Securities and Exchange Commission.

Anthony S. Abbate
Patrick Brady
Richard Branca
Edward J. Leppert (Chairman)
Richard W. Scott

Compensation Committee

In 2009, the Compensation Committee consisted of Directors Anthony S. Abbate (Chairman), Irvin Ackerson, Richard Branca, Edward J. Leppert, Mark J. Hontz and Timothy Marvil.  Each member of the Compensation Committee is independent, as such term is defined in the Nasdaq listing standards.  The purpose of the Compensation Committee is to review senior management’s performance and determine compensation, and review and set guidelines for compensation of all employees. The Compensation Committee does not delegate its authority regarding compensation. Mr. Kovach, our current Chairman, who also served as President and CEO during 2009, provides input to the Committee regarding the compensation of our executive officers.  In 2009, the Compensation Committee met four times.  The Board of Directors has adopted a written charter for the Compensation Committee which is available on our website at www.sussexbank.com.

In connection with the Company’s retention of Mr. Labozzetta, the Compensation Committee retained the services of Amalfi Consulting, LLC to assist in designing Mr. Labozzetta’s compensation package. In October 2009, the Compensation Committee of Sussex Bancorp engaged Amalfi Consulting LLC to review the competiveness of the proposed compensation package for its new President and CEO.  Previously in 2008, Amalfi Consulting conducted an executive compensation study of the officers of Sussex Bancorp.  The study included a compensation analysis of a peer group of twenty two (22) banks in the NY, NJ and PA regions with assets of $285M to $550M.  The cash compensation for the peer group was $253,000 at the 50th percentile and $324,000 at the 75th percentile of the group.

Based on the compensation study, and the Bank’s ability to recruit an individual with the extensive executive experience of Mr. Anthony Labozzetta, a salary of $315,000 was determined to be competitive and appropriate.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of Common Stock as of February 26, 2010, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company described in this Proxy Statement under the caption "Executive Compensation" and (iv) all directors and executive officers of the Company as a group.  Other than as set forth in this table, the Company is not aware of any individual or group that holds in excess of 5% of the outstanding Common Stock.

Name	Common Stock Beneficially Owned (1)	Percentage of Class
Anthony S. Abbate	32,000	0.96%
Irvin Ackerson	35,751(2)	1.08%
Patrick Brady	8,070	0.24%
Richard Branca	6,288 (3)	0.19%
Katherine H. Caristia	12,174 (4)	0.37%
Mark J. Hontz	8,886 (5)	0.27%
Donald L. Kovach	140,763 (6)(7)	4.22%
Anthony Labozzetta	70,170	2.12%
Edward J. Leppert	59,821 (8)	1.80%
Timothy Marvil	8,296 (9)	0.25%
Richard Scott	62,203 (10)	1.87%
Terry H. Thompson	26,817	0.81%
Directors & Principal Officers as a Group	534,747	15.70%

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(2)	Includes 12,767 shares owned by Mr. Ackerson's wife. Also includes 5,202 shares purchasable upon the exercise of immediately exercisable stock options.
(3)	Also includes 1,118 shares purchasable upon the exercise of immediately exercisable stock options.
(4)	Also includes 4,585 shares purchasable upon the exercise of immediately exercisable stock options.
(5)	Also includes 2,236 shares purchasable upon the exercise of immediately exercisable stock options.
(6)	Also includes 19,061 shares purchasable upon the exercise of immediately exercisable stock options.
(7)	Includes 53,389 shares over which Mr. Kovach has voting authority as administrator for Sussex Bank Employee Stock Ownership Plan.
(8)	Also includes 4,585 shares purchasable upon the exercise of immediately exercisable stock options.
(9) (10)	Also includes 4,585 shares purchasable upon the exercise of immediately exercisable stock options. Also includes 5,202 shares purchasable upon the exercise of immediately exercisable stock options.

Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned (1)	Percentage of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	333,082	10.04%
Hot Creek Capital, LLC 1 East Liberty Street, Suite 511 Reno, Nevada 89501	310,298	9.50%

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to the CEO and the two other most highly compensated executive officers of the Company earning in excess of $100,000 (the “named executive officers”) as of the fiscal year ended December 31, 2009.  Also included is compensation information for our previous President/COO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Donald L. Kovach (2) , Chairman of the Board	2009 2008	265,771 258,536	- -	4750 5255	- -	- -	91,680 148,788 (3)	362,201 411,675
George Lista, Chief Executive Officer, Tri-State Insurance Agency, Inc.	2009 2008	155,284 143,920	- -	2375 2628	- -	12,000 (4)	177,057 (5) 185,841 (5)	334,716 343,787
Terry H. Thompson, Former President and COO of the Bank	2009 2008	144,148 140,343	- -	- 1051	- -	- -	184,461 (6) 105,273 (6)	328,609 249,667
Tammy Case, Executive Vice President, Loan Administration	2009 2008	123,479 119,550	- -	3563 3941	- -	- -	11,782 10,959	138,824 133,547

(1)
Pursuant to newly effective requirements of the Securities and Exchange Commission, the amounts set forth represent the aggregate grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718, rather than the expense recognized pursuant to SFAS 123 (R).  The value of prior year grants has been restated to conform to the newly required presentation.

(2)	During 2009, Mr. Kovach served as Chairman and CEO of the Company. Upon Mr. Labozzetta’s engagement in February 2010, Mr. Kovach relinquished the roles of President and CEO, but remains as Chairman.
(3)	Includes a distribution of $52,564 in 2008 and $78,846 in 2009 under the Supplemental Executive Retirement Plan for Mr. Kovach.
(4)	A portion of compensation in 2008 was deferred by Mr. Lista under the Executive Incentive and Deferred Compensation Plan.
(5)	Includes $175,104 for 2008 and $163,945 for 2009 in commission payments from the sale of insurance products.
(6)	Includes $86,428 for 2008 accrued by the Company under the Supplemental Retirement Plan for Mr. Thompson. In 2009 the accrual was accelerated to $167,902 due to Mr. Thompson’s departure.

The Company and the Bank are parties to an Amended Employment Agreement with Mr. Donald L. Kovach pursuant to which he served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank during 2009 (the “Employment Agreement”).  The Employment Agreement provides for a term ending on August 31, 2012.  Under the Employment Agreement, either the Company or Mr. Kovach has the right to restructure Mr. Kovach’s position with the Company and the Bank so that Mr. Kovach will continue to serve as Chairman but not as President and CEO, and receive a base salary equal to one-half of his base salary in effect prior to the restructuring of his position. The Company exercised this option on January 20, 2010, and his base salary was reduced to $133,146, subject to increase or decrease by the Board. Mr. Kovach may be granted a discretionary bonus, in cash or equity, as determined by the Board of Directors. He will also receive customary fringe benefits, including an automobile or cash allowance,

consistent with his position as Chairman of the Company.   Mr. Kovach may be terminated for “cause” at any time.   The Employment Agreement defines cause to mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, rule or regulation, other than traffic violations or similar offenses, or violation of a final cease and desist order, or a material breach of any provision of the Agreement.  In the event Mr. Kovach is terminated for any reason other than cause, or in the event Mr. Kovach resigns his employment because he is reassigned to a position of lesser rank or status than Chairman, his place of employment is relocated by more than 30 miles from its location on the date of the Agreement, or his compensation or other benefits are reduced, Mr. Kovach, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the Agreement.  In addition, the Company will continue to provide Mr. Kovach with certain insurance and other benefits through the end of the term of the Agreement.  The Employment Agreement also prohibits Mr. Kovach from competing with the Bank and the Company for a period of one year following termination of his employment.  Mr. Kovach’s Employment Agreement also provides for certain payments in the event of a change in control of the Company. See “Potential Payments Upon Termination or Change in Control” below.

In addition, in connection with Mr. Labozzetta’s retention as President and CEO of the Company and the Bank, the Board has requested Mr. Kovach to provide certain transitional services to the Company and the Bank that go beyond those duties envisioned for the Chairman by Mr. Kovach’s Employment Agreement. The Company has therefore agreed to pay Mr. Kovach additional compensation of $11,250 per month while he is providing these services. It is anticipated that these services will be required for at least the full calendar year 2010.

The Company and the Bank were parties to an employment agreement with Mr. Terry H. Thompson.  Mr. Thompson departed from the Company and the Bank in September 2009.   Pursuant to his employment agreement, Mr. Thompson received a severance payment of $5,560 bi-weekly from the Company. Mr. Thompson’s agreement contained a covenant not to compete, whereby Mr. Thompson is prohibited for a period of one year commencing September 2009 from affiliating with any enterprise which competes with the Company in the counties which the Company is conducting business on the date of termination. In addition, under a Salary Continuation Agreement with Mr. Thompson, he is entitled to annual payments of $4,263 for a period of fifteen years, commencing April, 2010.

The Company is party to a Salary Continuation Agreement with of Mr. Kovach. Under this agreement, he will receive an annual retirement benefit equal to 35% of his average total compensation for the five years prior to his termination of service. However, with regard to Mr. Kovach, for work past age 70 until he started receiving his first payment, his benefit was increased 4% per year.  Payments will be made for fifteen years.  Mr. Kovach began receiving distributions from the Salary Continuation Agreement in May of 2008.

The Company and the Bank are also parties to an Employment Agreement with Mr. Labozzetta pursuant to which he will serve as President and Chief Executive Officer of the Company and the Bank.  The Employment Agreement provides for a 3 year term which is automatically extended for an additional year annually unless either party provides written notice terminating the automatic extension.  The Employment Agreement provides that Mr. Labozzetta will receive a base salary of $315,000, subject to increase or decrease as determined by the Board of Directors. He has further been granted 50,000 shares of the Company’s common stock, subject to forfeiture and restricted from transfer during the “Restricted Period,” as such term is defined in the Employment Agreement. Twenty percent of the shares will vest on December 31, 2012, and an additional twenty percent will vest each December 31 thereafter, subject to acceleration in the event of a change in control of the registrant or Mr. Labozzetta’s death or disability. He will also receive customary fringe benefits, including an automobile or cash allowance, consistent with his position as President and CEO of the Company and Bank.  The Employment Agreement permits the Company to terminate Mr. Labozzetta’s employment for cause (as defined in the agreement) at any time.    In the event Mr. Labozzetta is terminated for any reason other than cause, or in the event Mr. Labozzetta resigns his employment because he is reassigned to a position of lesser rank or status than President and Chief Executive Officer, his place of employment is relocated by more than 50 miles from its location on the date of the Employment Agreement, or his compensation or other benefits are reduced, Mr. Labozzetta, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the Employment Agreement, or one year, whichever is greater.  In addition, the Company will continue to provide Mr. Labozzetta with certain insurance and other benefits through the end of the term of the Employment Agreement.  Mr. Labozzetta’s employment agreement also provides for certain payments in the event of a change in control of the Company. See “Potential Payments Upon Termination or Change in Control” below.

The Company and the Bank are also parties to an employment agreement with Ms. Tammy Case.  Under this agreement, Ms. Case will serve as Executive Vice President for Loan Administration of the Bank for a period ending on August 1, 2011, although it will be automatically extended for one additional one (1) year period unless either party provides notice of their intention not to extend the contract.  Under the agreement, Ms. Case is to receive a base salary of $120,000, subject to any increase or decrease at the discretion of the Board of Directors, and she will receive customary fringe benefits, including an automobile allowance.  Ms. Case may also be entitled to receive a bonus, if granted in the discretion of the Board of Directors.  Ms. Case may be terminated for “cause”. Cause is defined in Ms. Case’s agreement in substantially the same way it is defined in Mr. Kovach’s agreement.  In the event she is terminated without “cause”, she will be entitled to receive her then current base salary for the remaining term of the agreement, and the Company will be obligated to continue her health benefits for such period.  Ms. Case’s agreement also contains a covenant not to compete, whereby Ms. Case is prohibited for a period of one year after termination of her employment from affiliating with any enterprise within Sussex County which competes with the Bank in the business of banking. Ms. Case’s employment agreement also provides for certain payments in the event of a change in control of the Company. See “Potential Payments Upon Termination or Change in Control” below.

 In September 2006, our Tri-State Insurance Agency subsidiary entered into employment agreement with of Mr. Lista. Under Mr. Lista’s agreement, he is to serve as the CEO of Tri-State for a term of five (5) years. The term of the agreement will automatically renew for two additional one (1) year periods unless either Mr. Lista or Tri-State provides notice of an intention not to renew. Mr. Lista is to receive a base salary of $140,000 annually, which is to be adjusted each January 1 to reflect the increase in the consumer price index. Mr. Lista is also entitled to receive commissions on insurance products sold by him, and he is also entitled to participate in our Executive Incentive and Deferred Compensation Plan. Mr. Lista may be terminated for cause, which is defined in the same manner as in Mr. Kovach’s agreement. In the event Mr. Lista’s employment is terminated other than for cause, he will be entitled to receive his then current base salary and insurance benefits for the remaining term of the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Donald L. Kovach	2,789 11,183 5,089	- - -	8.86 14.67 13.39	01/22/2013 01/07/2014 01/25/2015	1,900	6,384
George Lista	5,577 5,591 2,544	- - -	8.99 14.67 13.39	04/23/2013 01/07/2014 01/25/2015	950	3,192
Tammy Case	1,603	-	13.39	01/25/2015	1,425	4,788

Potential Payments upon Termination or Change-in-Control

Mr. Kovach's Employment Agreement provides that upon the occurrence of a change in control of the Company, and in the event either is subsequently terminated for reasons other than cause or in the event Mr. Kovach, within 18 months of the change in control, resigns his employment for good cause, he will be entitled to receive a lump sum severance payment equal to 2.99 times his then current base salary.

A change of control is defined under Mr. Kovach’s agreement to include:
•	A reorganization, merger or consolidation in which Sussex Bancorp is not the surviving entity;
•	A turn over in the majority of the Board of Directors;
•	The happening of an event requiring a filing of a Current Report on Form 8-K with the SEC disclosing a change in control; or
•	Any person acquiring, or making a tender offer which has been accepted for, twenty-five percent (25%) of the Company’s outstanding stock.

Mr. Kovach may resign for good cause if, after a change in control, he experiences any:
•	Loss of title, office or responsibility;
•	Reduction in his compensation or benefits; or
•	Relocation of his principal place of business by more than thirty (30) miles.
If a change in control were to have occurred and Mr. Kovach’s employment was terminated, or if he resigned for good cause, under his current compensation he would have been entitled to a lump sum payment of $398,106. Mr. Kovach would also be entitled to continuation of his health, medical, hospital and life insurance benefits for a period of three years. Mr. Kovach’s severance benefits would be reduced; however, to the extent they would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Labozzetta’s agreement also contains a change in control provision substantially similar to the provision contained in Mr. Kovach’s agreement, except that after the fifth anniversary of Mr. Labozzetta’s employment, he will be entitled to a payment equal to 2.99 times his then current base salary and 2.99 times the greater of the last bonus actually paid to him or his current bonus eligibility, assuming he performed at the targeted level.. Mr. Labozzetta’s agreement also contains a “gross-up payment” in the event any excise tax is imposed on the benefits payable to Mr. Labozzetta upon a change in control. If a change in control were to have occurred at year end 2009, and Mr. Labozzetta’s employment agreement was then in effect and his employment was terminated, or if he resigned for good cause, he would have been entitled to a lump sum payment of $941,850. In addition, the vesting period to which his restricted stock was subject would have accelerated, and the 50,000 shares granted to Mr. Labozzetta would have been free of the risk of forfeiture and freely transferable. If this caused the payments to which Mr. Labozzetta is entitled to become subject to the excise tax imposed under Section 280G of the Internal revenue Code, Mr. Labozzetta would also be entitled to an additional payment to hold him harmless from such tax liabilities. Mr. Labozzetta would also be entitled to continuation of his health, medical, hospital and life insurance benefits for a period of three years.

Ms. Case’s agreement also contains a change in control provision substantially similar to the ones contained in Mr. Kovach’s. If a change in control were to have occurred at April 1, 2010 and Ms. Case’s employment was terminated, or if she resigned for good cause, she would have been entitled to a lump sum payment of $369,564.  Ms. Case would also be entitled to continuation of her health, medical, hospital and life insurance benefits for a period of two years.  Ms. Case’s severance benefits would be reduced, however, to the extent they would constitute an “excess parachute payment” under Section 280G of the Internal revenue Code of 1986, as amended.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
Anthony S. Abbate	29,100	-	-	29,100
Irvin Ackerson (2)	16,300	-	-	16,300
Patrick Brady	32,100	-	-	32,100
Richard Branca (3)	19,900	-	-	19,900
Mark J. Hontz (4)	26,800	-	-	26,800
Edward J. Leppert (5)	34,400 (6)	-	-	34,400
Timothy Marvil	13,900	-	-	13,900
Richard Scott (7)	32,000	-	-	32,000

(1)
See Note 15 to the Company’s Consolidated Financial Statements in our Annual Report on form 10-K for the fiscal year ended December 31, 2009 for a discussion of the assumptions underlying the valuation.

(2)	At December 31, 2009, Mr. Ackerson held options to purchase 5,819 shares.
(3)	At December 31, 2009, Mr. Branca held options to purchase 1,118 shares.
(4)	At December 31, 2009, Mr. Hontz held options to purchase 2,236 shares.
(5)	At December 31, 2009, Mr. Leppert held options to purchase 4,585 shares.
(6)	Mr. Leppert deferred $32,000 of this amount pursuant to our Directors Deferred Compensation Agreement.
(7) (8)	At December 31, 2009, Mr. Marvil held options to purchase 4,585 shares. At December 31, 2009, Mr. Scott held options to purchase 5,819 shares.

Our Directors receive an annual retainer of $5,500. In addition, Directors receive a per-meeting fee of $500. Members of our committees also receive fees for committee service or for serving as the Chair of a committee.  The Chair of our Audit Committee receives a per-meeting fee of $1,500 and committee members receive a per-meeting fee of $1,000. The Chairs of our Compensation Committee receive per meeting fee of $1,000, and committee members receive a per-meeting fee of $500.  All members of the Nominating & Corporate Governance Committee receive a per-meeting fee of $300.

Director Deferred Compensation

In July 2006, the Board of Directors adopted a form of Director Deferred Compensation Agreement for both the Bank and the Company, which has been amended several times since (as amended, the “DCA”).  Under the terms of the DCA, a director may elect to defer all or a portion of his fees for the coming year.  Under the DCA, only the payment of the compensation earned is deferred, and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation, which will be charged to the Company’s income statement as an expense in the period in which the participant earned the compensation.  The deferred amounts are credited with earnings at a rate equal to either (i) the average interest rate earned by the Bank on its investment portfolio, or (ii) the total return of the Company’s common stock. The method of determining earnings may be selected by the participant in his or her discretion.

The participant’s benefit will be distributed to the participant or his beneficiary upon a change in control of the Company, the termination of the DCA, the occurrence of an unforeseeable emergency, the termination of the participant’s affiliation with the Company, the participant’s retirement or the participant’s death or disability.  Upon distribution, a participant’s benefit will be paid in monthly installments over a period of ten (10) years.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more).  These loans have all been made in the ordinary course of the Bank's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Other then the ordinary course lending transactions described above, which must be approved by the Bank’s Board under bank regulatory requirements, all related party transactions are reviewed and approved by our Audit Committee. This authority is provided to our Audit Committee under its written charter. In reviewing these transactions, our Audit Committee seeks to ensure that the transaction is no less favorable to the Company than a transaction with an unaffiliated third party. During 2009, there were no transactions with related parties which would not have been required to be approved by our Audit Committee, and there were no related party transactions not approved by our Audit Committee.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of ParenteBeard LLC to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2010. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

ParenteBeard LLC or Beard Miller LLP, its predecessor firm, has served as our independent registered public accounting firm since 2001, and one or more representatives of ParenteBeard LLC will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF  PARENTEBEARD LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF PARENTEBEARD LLC AS THE COMPANY’S INDEPENDENT AUDITORS

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the United States and Exchange Commission require all public accounting firms who audit issuers to obtain pre-approval from their respective Audit Committees in order to provide professional services without impairing independence.

We have previously issued engagement letters to or obtained formal approval from the Audit Committee for certain services.  These services are summarized below.

The following fees were incurred for December 31, 2009 and 2008:

	2009	2008
Audit Fees (1)	$110,847	$100,137
Audit-Related Fees (2)	33,689	21,181
Tax Fees (3)	31,368	36,260
All Other Fees	-	-
Total Fees	$175,904	$157,578

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings, (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)
Assurance and related services reasonably related to the performance of the audit or review of financial statements include the following:   employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other attest services not required by statute or regulation.

(3)	Tax fees include the following: preparation of state and federal tax returns, PA Bankshare tax return, and assistance with calculating estimated tax payments.

These fees were approved in accordance with the Audit Committee’s policy.  The de minimus exception (as defined in rule 202 of the Sarbanes-Oxley Act) was applied to 2% of the 2009 total fees.  These fees are located in the Audit-related fees category in the table above.

COMPLIANCE WITH SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings for the fiscal year ended December 31, 2009.

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company's 2011 proxy material must be received by the secretary of the Company no later than December 1, 2010.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

SUSSEX BANCORP
REVOCABLE PROXY FOR
ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2010
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mark J. Hontz and Edward J. Leppert and each of them, with full power of substitution, to vote all of the shares of Sussex Bancorp (the "Company") standing in the undersigned's name at the Annual Meeting of Shareholders of the Company, to be held at 10:00 a.m., at the Bank’s Augusta Office in Augusta, New Jersey located at 100 Route 206 on April 27, 2010 and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

SUSSEX BANCORP

April 27, 2010

 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at: www.sussexbank.com

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided. ê
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.    Election of the following three (3) nominees to each serve on the Board of Directors for the term described in the accompanying Proxy Statement and until their successors are elected and duly qualified
                                                                            NOMINEES:
☐ FOR ALL NOMINEES                ☐  Richard Branca
☐ WITHHOLD AUTHORITY        ☐  Katherine H. Caristia
           FOR ALL NOMINEES            ☐  Anthony Labozzetta
  ☐ FOR ALL EXCEPT
            (See instructions below)

  INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold,

 2.   Ratification of the appointment of ParenteBeard LLC, as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.
  ☐ FOR
  ☐ AGAINST
  ☐ ABSTAIN

3. In their discretion, such other business as may properly come before the meeting. PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

☐To change the address on your account, please check the box at right and indicated your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder _______________________________Date: ________________ Signature of Shareholder_____________________________ Date: ________________
NOTE:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.